Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS SOLID REVENUE AND EARNINGS GROWTH FOR THE FIRST QUARTER OF 2013

Revenue Increases by 9%, while Adjusted Earnings Per Share Rises to $0.16 from $0.14

Los Angeles, CA — April 25, 2013 — CBRE Group, Inc. (NYSE:CBG) today reported financial results for the first quarter ended March 31, 2013.

First-Quarter 2013 Results

•                  Revenue for the quarter totaled $1.5 billion, an increase of 9% (10% including revenue from discontinued operations) from $1.3 billion in the first quarter of 2012.

•                  On a U.S. GAAP basis, net income rose 39% to $37.5 million from $27.0 million  for the first quarter of 2012.  GAAP earnings per diluted share improved to $0.11 from $0.08.

•                  Excluding selected charges(1), net income(2) increased 12% to $51.5 million from $45.9 million in the first quarter of 2012.  Excluding selected charges, earnings per diluted share totaled $0.16 compared with $0.14. For the current quarter, selected charges (net of income taxes), which primarily related to costs associated with the Company’s recent corporate debt refinancing and the ING REIM businesses acquired in 2011, totaled $14.0 million. For the same period in 2012, selected charges totaled $18.9 million, and were primarily related to the acquired ING REIM businesses.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) (3) increased 7% to $161.3 million in the current period from $150.5 million in the first quarter of 2012. EBITDA(3) (including selected charges) rose 14% to $159.8 million for the first quarter of 2013, from $140.5 million for the same period a year earlier. Selected charges in both periods related to the integration of the ING REIM businesses.

•                  Foreign currency translation did not have a significant impact on total Company results in the current quarter.

Management Commentary

“We had a solid start to 2013 in what is traditionally our seasonally slowest quarter of the year,” said Robert Sulentic, president and chief executive officer of CBRE. “While the current recovery remains slower than previous ones, our first quarter results underscore our people’s effectiveness at working across markets and business lines to produce solutions for our clients and growth for CBRE. We were particularly encouraged by the good growth we achieved in all three regions, led by Europe.”

Revenue rose across nearly all business lines globally, with notable strength in capital markets-based businesses.  Global property sales revenue increased 21%, with EMEA up 44% and Asia Pacific up 61%, as both rebounded from low activity levels in the prior-year first quarter. Americas property sales continued to improve steadily, with revenue rising 9% from a year ago. Commercial mortgage brokerage revenue increased 16%, fueled by continued strong U.S. investment activity, particularly in the multi-family sector.  During the quarter, for example, CBRE arranged $1 billion of financing for Goldman Sachs and Greystar to acquire a 27-property multi-family portfolio totaling more than 8,000 units. Global valuation revenue rose 12%, partly due to increased investment activity.

Outsourcing (property, facilities and project management for occupiers and investors) once again grew across all regions, registering an 11% revenue increase globally. Regional growth was led by EMEA, where the project management business was quite active. Global Corporate Services (GCS), CBRE’s outsourcing business for occupier clients, saw revenue (including transaction management revenue) increase by 12% globally and 15% in the Americas, while adding 22 new clients, including Alcatel Lucent in Asia Pacific, Honeywell in the U.S. and the British Council (government agency) in EMEA. All told, 46 GCS contracts were signed during the quarter.

Leasing revenue rose 3% globally, as steady gains in EMEA (up 6%) and the Americas (up 5%) were partly offset by a decline in Asia Pacific, reflecting occupier caution in many of its markets as well as the effect of a weaker yen.

Geographically, EMEA recorded the strongest revenue growth in the first quarter, as improved performance in France, Germany and the U.K. led to a 16% revenue gain. In the largest occupier transaction in London in recent years, CBRE advised technology giant Google on the purchase of a 2.4 acre site from the King’s Cross Central Limited Partnership, where it will build its new UK headquarters.  The Americas (up 10%) and Asia Pacific (up 9%) both posted solid revenue increases for the quarter. This growth contributed significantly to a 40-basis point increase in normalized EBITDA margins for the combined regional services businesses in the quarter.

In March 2013, the Company completed a series of financing transactions, which will reduce interest expense and which pushed out maturities, improving its overall balance sheet. As a result, the Company’s amended and restated senior secured credit agreement now provides for a $715 million term loan facility and an expanded $1.2 billion revolving credit facility (of which $108.4 million was drawn at March 31, 2013). The Company also sold $800 million of new 10-year, 5% fixed-rate senior unsecured notes.

In connection with these activities, the Company incurred approximately $28.0 million of financing costs, of which $3.2 million was expensed in the quarter, along with $10.4 million of previously-deferred financing costs. The combined expense of $13.6 million was normalized.

Following the completion of all of its refinancing actions — including the expected redemption in June 2013 of its $450 million, 11.625% senior subordinated notes due in 2017 and the drawdown of all of the term loans ($300 million is on a delayed-draw basis) — CBRE will have lowered its total corporate debt by nearly $500 million and, on a pro forma basis for 2012, would have reduced annual interest expense by approximately $50 million.

First-Quarter 2013 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 10% to $926.0 million, compared with $845.3 million for the first quarter of 2012.

•                  EBITDA totaled $106.4 million, up 5% from $101.2 million in last year’s first quarter.

•                  Operating income totaled $74.6 million compared with $80.8 million for the prior-year first quarter.  Operating income was adversely affected in the first quarter of 2013 by $9.5 million of higher depreciation and amortization expense associated with increased technology-related capital expenditures and mortgage servicing rights. In connection with these mortgage servicing rights, an asset and income are recognized at contract inception and the asset is amortized over time. Depreciation and amortization expense is included in the calculation of operating income but not in EBITDA.

•                  EBITDA and operating income reflected increased platform investments designed to enhance future growth. These investments will be relatively level throughout the year and therefore had a disproportionately larger impact in the seasonally slow first quarter.

EMEA Region (primarily Europe)

•                  Revenue rose 16% to $228.6 million, compared with $197.4 million for the first quarter of 2012.  The increase was primarily driven by improved performance in France, Germany and the United Kingdom, most notably in property sales and outsourcing.

•                  Stronger revenue resulted in a significant narrowing of the EBITDA loss, which fell to $0.5 million compared with $7.1 million in the prior year first quarter.

•                  Operating loss also declined markedly to $6.2 million compared with $11.3 million for the same period in 2012.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $181.4 million, an increase of 9% from $167.2 million for the first quarter of 2012.  The increase reflects improved overall performance in several countries, particularly Greater China and Singapore.

•                  EBITDA improved to $5.8 million, compared with $2.3 million for last year’s first quarter.

•                  Operating income improved to $2.9 million, compared with an operating loss of $0.4 million for the first quarter of 2012.

•                  EBITDA and operating income primarily reflected increased capital markets activity and operating efficiencies in Japan.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue increased slightly to $126.6 million from $125.2 million in the first quarter of 2012.

•                  EBITDA rose 17% to $40.3 million compared with $34.6 million in the first quarter of 2012. Excluding selected charges, EBITDA declined to $41.9 million from $44.6 million in the prior-year first quarter. The decline for the quarter was attributable to lower gains on co-investments in real estate securities and severance payments.

•                  Operating income rose to $30.1 million from $11.4 million for the first quarter of 2012.  Current-period and prior-period operating income were affected by $5.8 million and $23.8 million, respectively, of expenses related to the acquisition of the ING REIM businesses.

•                  Assets under management totaled $90.7 billion at the end of the first quarter, representing a 1% decrease from year-end 2012. The decrease was primarily due to negative foreign currency effects and net property dispositions, lowering AUM by $2.7 billion, which was partly offset by gains of $1.4 billion in the value of the real estate securities and direct investment portfolios.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $12.4 million, compared with $14.9 million for the first quarter of 2012.  The revenue decline was attributable to lower rental revenue resulting from property dispositions.

•                  Operating loss narrowed significantly to $0.2 million from $4.4 million for the same period in 2012.

•                  EBITDA totaled $7.8 million, compared with $9.5 million in the prior-year period. The decrease was largely driven by lower income from property sales (primarily reflected in equity earnings) totaling $2.1 million in the current quarter. Equity earnings from unconsolidated subsidiaries is included in the calculation of EBITDA, but not in revenue or operating loss.

•                  Development projects in process totaled $4.3 billion, up 2% from year-end 2012, and the inventory of pipeline deals totaled $1.9 billion, down 10% from year-end 2012.

Business Outlook

“Despite the historically slow recovery, we remain positive on the outlook for CBRE,” said Mr. Sulentic. “Our leading presence in key global markets, broad offering of best-in-class services, and strong, flexible capital structure leave us well placed to drive further top- and bottom-line growth and improve EBITDA margins, while making strategic and operational investments that we believe will further strengthen our position in the marketplace.”

In light of the foregoing, CBRE continues to expect earnings per share, as adjusted, to be in the range of $1.40 to $1.45 for full-year 2013.

Conference Call Details

The Company’s first-quarter earnings conference call will be held today (Thursday, April 25, 2013) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1085 for U.S. callers and 612-288-0340 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on April 25, 2013, and ending at midnight Eastern Time on May 2, 2013. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 288243.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2012 revenue).  The Company has approximately 37,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of European sovereign debt issues and  recessionary to flat economic growth in many European countries as well as  U.S. fiscal uncertainty; our leverage and our ability to perform under our credit facilities; the success of our planned redemption of the 11.625% senior subordinated notes in June 2013;  commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; continued growth in trends toward use of outsourced commercial real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense; maintaining our effective tax rate; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions, amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions and the write-off of financing costs.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$1,475,063	$1,349,989

Costs and expenses:
Cost of services	861,216	787,556
Operating, administrative and other	469,541	440,722
Depreciation and amortization	46,281	46,457
Total costs and expenses	1,377,038	1,274,735
Gain on disposition of real estate	3,149	809
Operating income	101,174	76,063
Equity income from unconsolidated subsidiaries	9,749	14,386
Other income	2,694	6,588
Interest income	2,028	2,303
Interest expense	42,395	43,981
Write-off of financing costs	13,580	—
Income from continuing operations before provision for income taxes	59,670	55,359
Provision for income taxes	19,004	25,413
Income from continuing operations	40,666	29,946
Income from discontinued operations, net of income taxes	21,189	—
Net income	61,855	29,946
Less: Net income attributable to non-controlling interests	24,309	2,971
Net income attributable to CBRE Group, Inc.	$37,546	$26,975

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.11	$0.08
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable CBRE Group, Inc.	$0.11	$0.08
Weighted average shares outstanding for basic income per share	326,759,455	320,671,395

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.11	$0.08
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable to CBRE Group, Inc.	$0.11	$0.08
Weighted average shares outstanding for diluted income per share	330,802,552	325,738,859
EBITDA (1)	$159,754	$140,523

(1) Includes EBITDA related to discontinued operations of $4.4 million for the three months ended March 31, 2013.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Americas
Revenue	$925,972	$845,326
Costs and expenses:
Cost of services	594,021	542,400
Operating, administrative and other	229,486	203,837
Depreciation and amortization	27,833	18,326
Operating income	$74,632	$80,763
EBITDA	$106,351	$101,237

EMEA
Revenue	$228,634	$197,386
Costs and expenses:
Cost of services	145,692	130,132
Operating, administrative and other	83,776	75,266
Depreciation and amortization	5,396	3,291
Operating loss	$(6,230)	$(11,303)
EBITDA	$(545)	$(7,097)

Asia Pacific
Revenue	$181,431	$167,201
Costs and expenses:
Cost of services	121,503	115,024
Operating, administrative and other	54,124	49,824
Depreciation and amortization	2,882	2,739
Operating income (loss)	$2,922	$(386)
EBITDA	$5,847	$2,283

Global Investment Management
Revenue	$126,642	$125,200
Costs and expenses:
Operating, administrative and other	87,754	94,575
Depreciation and amortization	8,811	19,225
Operating income	$30,077	$11,400
EBITDA(1)	$40,326	$34,593

Development Services
Revenue	$12,384	$14,876
Costs and expenses:
Operating, administrative and other	14,401	17,220
Depreciation and amortization	1,359	2,876
Gain on disposition of real estate	3,149	809
Operating loss	$(227)	$(4,411)
EBITDA(2)	$7,775	$9,507

(1)         Includes EBITDA related to discontinued operations of $0.6 million for the three months ended March 31, 2013.

(2)         Includes EBITDA related to discontinued operations of $3.8 million for the three months ended March 31, 2013.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2013	2012

Net income attributable to CBRE Group, Inc.	$37,546	$26,975
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	4,632	11,455
Integration and other costs related to acquisitions, net of tax	1,093	7,483
Write-off of financing costs, net of tax	8,258	—
Net income attributable to CBRE Group, Inc., as adjusted	$51,529	$45,913

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.16	$0.14

Weighted average shares outstanding for diluted income per share	330,802,552	325,738,859

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended March 31,
	2013	2012

Net income attributable to CBRE Group, Inc.	$37,546	$26,975
Add:
Depreciation and amortization(1)	46,537	46,457
Interest expense(2)	44,176	43,981
Write-off of financing costs	13,580	—
Provision for income taxes(3)	19,943	25,413
Less:
Interest income	2,028	2,303

EBITDA(4)	$159,754	$140,523

Adjustments:
Integration and other costs related to acquisitions	1,525	9,965

EBITDA, as adjusted (4)	$161,279	$150,488

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.3 million for the three months ended March 31, 2013.

(2)         Includes interest expense related to discontinued operations of $1.8 million for the three months ended March 31, 2013.

(3)         Includes provision for income taxes related to discontinued operations of $0.9 million for the three months ended March 31, 2013.

(4)   Includes EBITDA related to discontinued operations of $4.4 million for the three months ended March 31, 2013.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2013	2012
Americas
Net income attributable to CBRE Group, Inc.	$29,538	$33,567
Add:
Depreciation and amortization	27,833	18,326
Interest expense	32,259	35,601
Write-off of deferred financing costs	13,580	—
Royalty and management service income	(10,223)	(6,617)
Provision for income taxes	14,653	21,753
Less:
Interest income	1,289	1,393
EBITDA	$106,351	$101,237

EMEA
Net loss attributable to CBRE Group, Inc.	$(5,800)	$(9,376)
Add:
Depreciation and amortization	5,396	3,291
Interest expense	2,005	2,468
Royalty and management service expense	4,141	2,608
Benefit of income taxes	(2,034)	(1,410)
Less:
Interest income	4,253	4,678
EBITDA	$(545)	$(7,097)

Asia Pacific
Net loss attributable to CBRE Group, Inc.	$(1,449)	$(3,135)
Add:
Depreciation and amortization	2,882	2,739
Interest expense	672	861
Royalty and management service expense	4,663	3,962
Benefit of income taxes	(809)	(1,999)
Less:
Interest income	112	145
EBITDA	$5,847	$2,283

Global Investment Management
Net income attributable to CBRE Group, Inc.	$13,121	$3,591
Add:
Depreciation and amortization(1)	8,929	19,225
Interest expense(2)	10,490	6,359
Royalty and management service expense	1,419	47
Provision for income taxes	6,591	5,652
Less:
Interest income	224	281
EBITDA(3)	$40,326	$34,593
Integration and other costs related to acquisitions	1,525	9,965
EBITDA, as adjusted(3)	$41,851	$44,558

Development Services
Net income attributable to CBRE Group, Inc.	$2,136	$2,328
Add:
Depreciation and amortization(4)	1,497	2,876
Interest expense(5)	2,733	2,972
Provision for income taxes(6)	1,542	1,417
Less:
Interest income	133	86
EBITDA(7)	$7,775	$9,507

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.1 million for the three months ended March 31, 2013.

(2)         Includes interest expense related to discontinued operations of $0.5 million for the three months ended March 31, 2013.

(3)         Includes EBITDA related to discontinued operations of $0.6 million for the three months ended March 31, 2013.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.1 million for the three months ended March 31, 2013.

(5)         Includes interest expense related to discontinued operations of $1.3 million for the three months ended March 31, 2013.

(6)         Includes provision for income taxes related to discontinued operations of $0.9 million for the three months ended March 31, 2013.

(7)         Includes EBITDA related to discontinued operations of $3.8 million for the three months ended March 31, 2013.

CBRE GROUP, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents (1)	$518,700	$1,089,297
Restricted cash	68,519	73,676
Receivables, net	1,206,144	1,262,823
Warehouse receivables (2)	850,621	1,048,340
Real estate assets (3)	289,123	392,860
Goodwill and other intangibles, net	2,646,649	2,676,395
Investments in and advances to unconsolidated subsidiaries	212,128	206,798
Other assets, net	1,095,756	1,059,353
Total assets	$6,887,640	$7,809,542

Liabilities:
Current liabilities, excluding debt	$1,382,131	$1,663,022
Warehouse lines of credit (2)	837,042	1,026,381
Revolving credit facility	108,407	72,964
5.00% senior notes	800,000	—
Senior subordinated notes, net	440,929	440,523
Senior secured term loans	415,000	1,627,746
6.625% senior notes	350,000	350,000
Other debt	8,015	9,352
Notes payable on real estate (4)	242,632	326,012
Other long-term liabilities	597,697	611,730
Total liabilities	5,181,853	6,127,730

CBRE Group, Inc. stockholders’ equity	1,575,271	1,539,211
Non-controlling interests	130,516	142,601
Total equity	1,705,787	1,681,812
Total liabilities and equity	$6,887,640	$7,809,542

(1)  Includes $101.9 million and $94.6 million of cash in consolidated funds and other entities not available for Company use at March 31, 2013 and December 31, 2012, respectively.

(2)   Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)  Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)  Represents notes payable on real estate of which $12.9 million and $13.9 million are recourse to the Company as of March 31, 2013 and December 31, 2012, respectively.